Exhibit 23.1







To the Board of Directors and Stockholders,
    Worldwide Film Funding, Inc.

Michaelson & Co., P.A., certified public accountants, hereby consents to the use of its opinion dated August 27, 2003, in connection with the 10-SB Registration Statement as filed with the Securities and Exchange Commission, and to the filing of a copy thereof as an exhibit thereto. We also consent to the use of our name under the caption "Experts" in the above-mentioned Registration Statement.


                                        Michaelson & Co., P.A., CPA




Dated:  September 18, 2003